Exhibit 99.1

MainSource Financial Group, Inc. to Acquire Cheviot Financial Corp. November 24, 2015

We will achieve our vision by: Forward Looking Statement Disclosure This presentation contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. These forward looking statements are subject to a number of factors and uncertainties which could cause MainSource Financial Group, Inc.’s (“MainSource”), Cheviot Financial Corp.’s (“Cheviot”) or the combined company’s actual results and experience to differ from the anticipated results and expectations expressed in such forward looking statements. Forward looking statements speak only as of the date they are made and neither MainSource nor Cheviot assumes any duty to update forward looking statements. These forward-looking statements include, but are not limited to, statements about (i) the expected benefits of the transaction between MainSource and Cheviot, including future financial and operating results, accretion and earn-back, cost savings, enhanced revenues, long term growth, and the expected market position of the combined company that may be realized from the transaction, and (ii) MainSource’s and Cheviot’s plans, objectives, expectations and intentions and other statements contained in this presentation that are not historical facts. Other statements identified by words such as “expects,” “anticipates,” “will,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “targets,” “positioned,” “projects” or words of similar meaning generally are intended to identify forward-looking statements. Management's determination of the provision and allowance for loan losses, the carrying value of acquired loans, goodwill, and the fair value of investment securities involve judgments that are inherently forward-looking. These statements are based upon the current beliefs and expectations of MainSource’s and Cheviot’s management and are inherently subject to significant business, economic and competitive risks and uncertainties, many of which are beyond their respective control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from those indicated or implied in the forward-looking statements. There is no assurance that the due diligence process would identify all risks associated with the transaction and no assurance that the conditions to closing will be satisfied. Additional information concerning risks is contained in MainSource’s most recently filed Annual Reports on Form 10-K, recent Current Reports on Form 8-K and other SEC filings. 2

We will achieve our vision by: Important Information for Investors and Shareholders In connection with the proposed merger, MainSource Financial Group, Inc. (“MainSource”) will file with the Securities and Exchange Commission a Registration Statement on Form S-4 that will include a Proxy Statement of Cheviot Financial Corp. (“Cheviot”) and a Prospectus of MainSource, as well as other relevant documents concerning the proposed transaction. Shareholders are urged to read the Registration Statement and the Proxy Statement/Prospectus regarding the merger when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. A free copy of the Proxy Statement/Prospectus, as well as other filings containing information about MainSource, may be obtained at the SEC’s Internet site (www.sec.gov). You will also be able to obtain these documents, free of charge, from MainSource at www.mainsourcebank.com under the tab “Investor Relations.” MainSource and Cheviot and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Cheviot in connection with the proposed merger. Information about the directors and executive officers of MainSource is set forth in the proxy statement for MainSource’s 2015 annual meeting of shareholders, as filed with the SEC on a Schedule 14A on March 25, 2015. Information about the directors and executive officers of Cheviot is set forth in the proxy statement for Cheviot’s 2015 annual meeting of shareholders, as filed with the SEC on a Schedule 14A on March 12, 2015. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the Proxy Statement/Prospectus regarding the proposed merger when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph. 3

Strategically Compelling Significantly expands our market presence in greater Cincinnati, moving us to #10 in deposit market share in the MSA and #7 in Hamilton County Prudently continues growth of the MainSource franchise Complementary cultures with strong ties to the community and a customer service focus Leverages the MainSource brand, product set and capabilities in a major metropolitan area The Cincinnati MSA has approximately 2.2 million people and a median household income greater than state and national averages Financially Attractive $0.04 accretive to 2016 EPS and $0.12 accretive to 2017 EPS (excluding any transaction expenses) Tangible book value earnback period of ~4.2 years Internal rate of return greater than 20% Pro forma capital ratios above “well-capitalized” guidelines Transaction Overview 4

Geographic Footprint Expanding the Greater Cincinnati Market Source: SNL Financial 5 MainSource Cheviot

Expanding the Greater Cincinnati Market

MainSource
Life needs a great bank.

Cincinnati, OH MSA – Deposit Market Share (Top 40)

Rank	Institution	Branches	Deposits	Mt. Share
1	U.S. Bancorp (MN)	118	38,866,220	43.0%
2	Fifth Third Bancorp (OH)	132	28,196,736	31.2%
3	PNC Financial Services Group (PA)	82	6,293,965	7.0%
4	Huntington Bancshares Inc. (OH)	38	2,576,805	2.9%
5	First Financial Bancorp. (OH)	41	1,969,061	2.2%
6	JPMorgan Chase & Co. (NY)	37	1,915,967	2.1%
7	BB&T Corp. (NC)	32	1,568,619	1.7%
8	Union SB (OH)	13	1,014,218	1.1%
9	KeyCorp (OH)	25	761,237	0.8%
	Pro Forma	21	688,340	0.8%
10	LCNB Corp. (OH)	21	671,793	0.7%
11	Guardian Bancorp Inc. (OH)	9	641,044	0.7%
12	Cheviot Financial (OH)	12	462,708	0.5%
13	Commonwealth Holdings LLC (KY)	17	458,998	0.5%
14	North Side B&TC (OH)	8	382,935	0.4%
15	United Community Bancorp (IN)	5	364,176	0.4%
16	Peoples Bancorp Inc. (OH)	14	361,597	0.4%
17	Park National Corp. (OH)	9	237,619	0.3%
18	MainSource Financial Group (IN)	9	225,632	0.3%
19	WesBanco Inc. (WV)	10	211,253	0.2%
20	Forcht Bancorp Inc. (KY)	5	203,200	0.2%
21	Farmers Capital Bank Corp. (KY)	7	198,337	0.2%
22	Harrison Building & Loan Assn. (OH)	3	187,859	0.2%
23	Garfield Acquisition Corp (OH)	5	143,415	0.2%
24	Victory Bancorp Inc. (KY)	3	120,151	0.1%
25	Friendship Bancorp (IN)	2	118,177	0.1%
26	1st National Bank (OH)	10	114,520	0.1%
27	CenterGroup Financial Inc. (OH)	3	111,647	0.1%
28	New Richmond Bancorp. (OH)	5	106,145	0.1%
29	Cincinnati Bancorp (MHC) (OH)	4	104,541	0.1%
30	Miami SB (OH)	3	97,536	0.1%
31	CBank (OH)	2	93,290	0.1%
32	Merchants Bancorp Inc. (OH)	4	91,601	0.1%
33	DSA Financial Corp. (IN)	2	91,544	0.1%
34	Stock Yards Bancorp Inc. (KY)	5	91,273	0.1%
35	Eagle SB (OH)	3	89,207	0.1%
36	Somerville National Bank (OH)	3	70,234	0.1%
37	MW Bancorp Inc (OH)	2	69,568	0.1%
38	Valley Central MHC (OH)	2	68,722	0.1%
39	First State Bancorp Inc. (OH)	3	67,014	0.1%
40	First Merchants Corp. (IN)	2	61,136	0.1%
	Total For Institutions In Market	766	90,391,222	100%

Source: SNL Financial; deposit market share data as of June 30, 2015

6

Expanding the Greater Cincinnati Market

MainSource
Life needs a great bank.

Hamilton County, OH – Deposit Market Share

Rank	Institution	Branches	Deposits	Mt. Share
1	U.S. Bancorp (MN)	50	37,096,120	51.0%
2	Fifth Third Bancorp (OH)	62	24,024,985	33.0%
3	PNC Financial Services Group (PA)	49	4,794,697	6.6%
4	Huntington Bancshares Inc. (OH)	17	1,651,409	2.3%
5	JPMorgan Chase & Co. (NY)	13	889,493	1.2%
6	Union SB (OH)	8	747,193	1.0%
	Pro Forma	16	536,482	0.7%
7	KeyCorp (OH)	15	490,781	0.7%
8	Cheviot Financial (OH)	12	462,708	0.6%
9	Guardian Bancorp Inc. (OH)	4	360,291	0.5%
10	North Side B&TC (OH)	7	358,322	0.5%
11	First Financial Bancorp. (OH)	12	318,573	0.4%
12	Harrison Building & Loan Assn. (OH)	2	167,452	0.2%
13	WesBanco Inc. (WV)	8	159,638	0.2%
14	Garfield Acquisition Corp (OH)	4	112,704	0.2%
15	Cincinnati Bancorp (MHC) (OH)	4	104,541	0.1%
16	CBank (OH)	2	93,290	0.1%
17	Eagle SB (OH)	3	89,207	0.1%
18	Stock Yards Bancorp Inc. (KY)	3	87,745	0.1%
19	Miami SB (OH)	2	85,558	0.1%
20	MainSource Financial Group (IN)	4	73,774	0.1%
21	MW Bancorp Inc (OH)	2	69,568	0.1%
22	Valley Central MHC (OH)	1	68,722	0.1%
23	Cincinnatus Community Bncp MHC (OH)	3	58,657	0.1%
24	Park National Corp. (OH)	1	51,713	0.1%
25	Warsaw FS&LA (OH)	2	50,237	0.1%
26	FCN Banc Corp. (IN)	1	41,973	0.1%
27	LCNB Corp. (OH)	2	41,859	0.1%
28	BB&T Corp. (NC)	1	40,415	0.1%
29	SV Bancorp Inc. (OH)	1	38,866	0.1%
30	Fidelity Federal Bancorp (IN)	1	22,314	0.0%
31	ASB Financial Corp. (OH)	2	21,160	0.0%
32	First Safety Bank (OH)	1	14,704	0.0%
33	New Foundation SB (OH)	1	14,653	0.0%
34	1st National Bank (OH)	1	8,121	0.0%
35	Republic Bancorp Inc. (KY)	1	3,326	0.0%
36	Woodforest Financial Grp Inc. (TX)	3	3,161	0.0%
37	Peoples First SB (OH)	1	141	0.0%
	Total For Institutions In Market	307	72,718,071	100%

Source: SNL Financial; deposit market share data as of June 30, 2015

7

Transaction Pricing and Financial Impact

MainSource
Life needs a great bank.

Transaction Pricing

Aggregate Deal Value ($M)[(1)]	$107.4
Price / Tangible Book Value	123%
Price / Core LTM EPS	49.1x
Price / Estimated 2016 EPS[(2)]	30.8x
Price / Estimated 2017 Core EPS with Synergies[(2)]	13.8x
Core Deposit Premium	4.6%

Attractive Pro Forma Financial Returns

2016 EPS Accretion	▪ $0.04 per share or ~2.0%[(3)]
2017 EPS Accretion	▪ $0.12 per share or ~6.6%
Tangible Book Value	▪ ~3.8% estimated dilution at closing ▪ Accretive to standalone tangible book value in approximately 4.2 years [(4)]
Pro Forma Capital	▪ TCE > 8%; Total RBC > 14%
IRR	▪ Internal rate of return > 20%

Key Financial Modeling Assumptions

- No revenue enhancements or cross-sell opportunities have been assumed
- Cost savings of 40% of non-interest expense, or approximately $4.4 million; 75% phased in 2016
- Gross loan mark of 3.25% and 15% mark on OREO (loan mark of $9.2 million net of loan loss reserve)
  - Credit review focused on the largest relationships, adversely classified assets and watch list loans
  - Reviewed approximately 87.9% of all commercial loans; others were granular in nature
  - Reviewed 100% of relationships with balance greater than $250,000 and all adversely classified assets with a balance greater than $25,000
  - Cheviot NCOs / loans have averaged 23 basis points, 2010 - 2014
- Core deposit intangible of 1.0%, amortized sum-of-the-years digits over 10 years
- Pre-tax restructuring expenses of $7.5 million at closing
- 2nd quarter 2016 estimated closing

(1) Based upon the MSFG closing price of $23.56 as of November 20, 2015.
(2) Based upon MainSource estimates of Cheviot earnings.
(3) Earnings accretion excludes the impact of any potential restructuring charges to be incurred in 2016.
(4) Defined as the number of years for pro forma tangible book value per share to exceed stand-alone projected tangible book value per share, inclusive of all restructuring expenses.

8

9 Cheviot Financial Corp. Historical Financial Profile Historical Financials Loan Composition Note: Core earnings represents adjustments made to earnings for realized gains on securities, amortization of intangibles, goodwill impairment and, for the first quarter, a payout to the former CEO Source: SNL Financial Deposit Composition $368.1 Million MRQ Yield: 4.22% $459.9 Million MRQ Cost: 0.64% Construction , 2.1% HELOC , 6.7% 1 - 4 Family , 55.6% Multifamily , 8.8% CRE , 24.6% C&I , 1.5% Consumer , 0.8% Transaction , 21.4% Savings , 9.6% MMDA , 24.7% Time Deposits , 44.3%